Exhibit 10.8
Demand Promissory Note
FOR VALUE RECEIVED, Median Enterprises Ltd. (the 'Borrower') hereby promises to pay the principal sum of C$200.000.00 in lawful money of Canada (the 'Principal'), and interest calculated thereon in the same currency on the unpaid portion from time to time of the Principal at the rate of 12% per annum, calculated yearly, not in advance, as well after as before maturity and both before and after default and judgment to James Payton (the 'Lender') on demand.
The Principal shall become due and be paid in full on demand. Interest, calculated at the aforesaid rate and in the aforesaid manner shall become due and payable annually on the first day of January each year and must be paid no later than September 30,2015.
Interest payable hereunder will be payable without allowance or deduction for deemed reinvestment or otherwise, and such interest will accrue from time to time at the rate and in the manner specified herein both before and after maturity, default and/or judgment, if any, until payment thereof, and interest will accrue and be payable on overdue interest at the same rate, compounded monthly.
The Borrower hereby waives the benefits of division and discussion, demand and presentment for payment, notice of non-payment, protest and notice of protest of this Demand Promissory Note.
This Demand Promissory Note will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
DATED as of this 1st day of October, 2014.

Witness	Signature of Borrower

Wendy Williams	Ken Williams
Name (Please Print)	Name (Please print)